Exhibit 2.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

November 1, 2023

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2023, by and among Nukkleus Inc., a Delaware corporation (the “Company”), Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”) and BRIL Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is effective as of the date first written above. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)	Amendments to the Merger Agreement. The Merger Agreement is hereby amended or modified as follows:

(a) Section 1.33 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

““Exchange Ratio” means 1:35.”

(b) Section 1.15 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

““Closing Payment Shares” means the 10,500,000 SPAC Shares to be issued to the Shareholders at the Closing in accordance with this Agreement.”

(c) Section 2.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Directors of PubCo. Immediately after the Effective Time, PubCo’s board of directors shall initially consist of such number of directors as the Company shall determine and shall include: Emil Assentato, Jamal Khurshid, and such other directors as the Company shall determine; except that Sponsor shall have the right to appoint one director to the PubCo board of directors, subject to the Company’s approval, not to be unreasonably withheld. At the Effective Time, PubCo shall have no fewer than the required number of independent directors under the Securities Act and the Nasdaq rules. PubCo’s board of directors will comply with the requirements of Nasdaq.”

2)  No Other Amendments, etc. Except as provided in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect, and the execution of this Amendment is not a waiver by the Company or the SPAC of any of the terms or provisions of the Merger Agreement and each party reserves any and all other rights and remedies available to it under the Merger Agreement. All reference in and to the Merger Agreement (including any annexes, exhibits or schedules thereto) shall be deemed to be references to the Merger Agreement as amended by this Amendment.

3)  Governing Law. This Amendment and the legal relations among the Parties with respect to this Amendment will be governed by and construed in accordance with the provisions contained in Section 13.7 of the Merger Agreement.

4)  Counterparts. This Amendment may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.
SPAC:

BRILLIANT ACQUISITION CORPORATION

By:	/s/ Peng Jiang
	Name:	Dr. Peng Jiang
	Title:	Chairman and CEO

MERGER SUB:

BRIL MERGER SUB, INC.

By:	/s/ Peng Jiang
	Name:	Dr. Peng Jiang
	Title:	President

[Signature Page to Amendment No. 1 to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

NUKKLEUS INC.

By:	/s/ Emil Assentato
	Name:	Emil Assentato
	Title:	President and Chief Executive Officer